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                                                      EXHIBIT 23.5


[Allen & Company Incorporated letterhead]


                                    June 28, 1999



Members of the Board of Directors
Network Event Theater, Inc.
529 Fifth Avenue
New York, NY 10117

To the Members of the Board:

         You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Company's Common Stock"), of Network Event Theater, Inc., a Delaware corporation (the "Company"), of the terms of the Proposed Transaction hereinafter referred to.

         Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), to be entered into on or about the date hereof, by and among the Company, Common Places, LLC, a Delaware limited liability company ("CP"), and a newly-formed Delaware corporation ("Newco"), the Company will enter into a business combination transaction with CP. The combination of the Company and CP will be effected through (i) the merger of a wholly-owned subsidiary of Newco with and into the Company and (ii) the merger of a separate wholly-owned subsidiary of Newco with and into CP, such that the Company and CP become wholly-owned subsidiaries of Newco and the stockholders of the Company and former members of CP become stockholders of Newco (the "Proposed Transaction"). Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement.

         Pursuant to the terms, and subject to the conditions contained in, the Merger Agreement, among other things, (i) each share of the Company's Common Stock issued and outstanding as of the Effective Time will be converted into the right to receive 1.00 share of common stock of Newco ("Newco Common Stock") and
(ii) each membership unit of CP ("CP's Membership Units") issued and outstanding as of the Effective Time will be converted into the right to receive 0.89 shares of Newco Common Stock.

         We understand that all approvals required for the consummation of the Proposed Transaction have been or, prior to consummation of the Proposed Transaction, will be obtained. As you know, Allen & Company Incorporated ("Allen") will receive a fee for preparing and rendering this opinion pursuant to the Engagement Letter Agreement dated as of May 28, 1999, by and between the Company and Allen. From time to time in the ordinary course of its business as a broker-dealer, Allen may also hold positions and trade in securities of the Company.


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Members of the Board of Directors
Network Event Theater, Inc.
June 28, 1999
Page 2


         In arriving at our opinion, we have among other things:

         (i) reviewed the terms and conditions of the Proposed Transaction, including the draft Merger Agreement and the draft agreements ancillary thereto;

         (ii) analyzed publicly available historical business and financial information relating to the Company, as presented in documents filed with the Securities and Exchange Commission;

         (iii) reviewed certain financial, operating and budgetary data provided to us by the Company and CP relating to their respective businesses;

         (iv) conducted discussions with certain members of the senior management of the Company and CP with respect to the financial condition, business, operations, strategic objectives and prospects of the Company and CP, respectively, as well as industry trends prevailing in their businesses;

         (v) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies in lines of business which we believe to be comparable to the Company's and CP's, as well as analysts' reports and estimates for the Company;

         (vi) performed a discounted cash flow analysis of the anticipated future financial performance of CP, which, given the absence of an operating history of CP to date, was based upon management's judgment as to the future financial performance of CP;

         (vii) reviewed the trading history of the Company's Common Stock including its performance in comparison to market indices and to selected companies in comparable businesses;

         (viii) reviewed public financial and transaction information relating to business combination transactions we deemed to be comparable to the Proposed Transaction; and

         (ix) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.


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Members of the Board of Directors
Network Event Theater, Inc.
June 28, 1999
Page 3


         In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting the Company and CP and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of the Company or CP. With respect to the financial, operating and budgetary data referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available judgments of the management of the Company and CP as to the future financial performance of the Company and CP, respectively.

         In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the businesses and prospects of the Company and CP.

         We have prepared this opinion at the request and for the benefit of the Board of Directors of the Company, and consent to its inclusion in filings the Company may be required to make with the Securities and Exchange Commission. The opinion rendered herein does not constitute a recommendation that the Company pursue the Proposed Transaction or that any stockholder of the Company vote to approve the Proposed Transaction.

         Based on and subject to the foregoing, we are of the opinion that, as of this date, the terms of the Proposed Transaction are fair to the holders of the Company's Common Stock from a financial point of view.


                                    Very truly yours,

                                    ALLEN & COMPANY INCORPORATED



                                    By: /s/ Kim M. Wieland
                                        ----------------------------------
                                    Name:  Kim M. Wieland
                                    Title: Managing Director